Vanguard Massachusetts Tax-Exempt Funds Proxy Voting Results

Results of Proxy Voting

At a special meeting of shareholders on November 15, 2017, fund shareholders approved the following proposals:


Proposal 1 - Elect Trustees for the fund.*
The individuals listed in the table below were elected as trustees for the fund. All trustees with the exception of Ms. Mulligan, Ms. Raskin, and Mr. Buckley (each of whom already serve as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.

Trustee
For
Withheld
Percentage For
Mortimer J. Buckley
108,808,093
3,995,386
96.5%
Emerson U. Fullwood
108,846,040
3,957,438
96.5%
Amy Gutmann
108,489,515
4,313,964
96.2%
JoAnn Heffernan Heisen
108,773,424
4,030,055
96.4%
F. Joseph Loughrey
108,858,914
3,944,565
96.5%
Mark Loughridge
108,858,068
3,945,410
96.5%
Scott C. Malpass
108,780,893
4,022,586
96.4%
F. William McNabb III
108,692,716
4,110,763
96.4%
Deanna Mulligan
108,719,733
4,083,746
96.4%
Andre F. Perold
108,357,232
4,446,247
96.1%
Sarah Bloom Raskin
108,653,020
4,150,459
96.3%
Peter F. Volanakis
108,860,229
3,943,250
96.5%

*Results are for all funds within the same trust.


Proposal 2 ? Approve a manager of managers arrangement with third-party investment advisors.
This arrangement enables the fund to enter into and materially amend investment advisory arrangements with third-party investment advisors, subject to the approval of the fund?s board of trustees and certain conditions imposed by the Securities and Exchange Commission, while avoiding the costs and delays associated with obtaining future shareholder approval.


Vanguard Fund

For

Abstain

Against
Broker
Non-Votes
Percentage
For
Massachusetts Tax-Exempt Fund
88,590,387
3,368,537
3,737,258
17,107,296
78.5%


Proposal 3 ? Approve a manager of managers arrangement with wholly owned subsidiaries of Vanguard.
This arrangement enables Vanguard or the fund to enter into and materially amend investment advisory arrangements with wholly-owned subsidiaries of Vanguard, subject to the approval of the fund?s board of trustees and any conditions imposed by the Securities and Exchange
Commission (SEC), while avoiding the costs and delays associated with obtaining future shareholder approval.
The ability of the fund to operate in this manner is contingent upon the SEC?s approval of a pending application for an order of exemption.


Vanguard Fund

For

Abstain

Against
Broker
Non-Votes
Percentage
For
Massachusetts Tax-Exempt Fund
89,337,692
3,166,270
3,192,220
    17,107,296
79.2%